Exhibit 4.13

FIFTH AMENDMENT TO LETTER OF CREDIT REIMBURSEMENT AGREEMENT
FIFTH AMENDMENT TO LETTER OF CREDIT REIMBURSEMENT AGREEMENT, dated as of July 20, 2022 (this “Amendment”), between ARCOS DORADOS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (together with its successors and assigns, the “Obligor”) and CREDIT SUISSE, acting through its CAYMAN ISLANDS BRANCH (together with its branches, agencies, successors and assigns, the “Bank”).
Recitals
A.    WHEREAS, the Obligor and the Bank are parties to that certain Letter of Credit Reimbursement Agreement, dated as of August 3, 2007 (as amended on November 3, 2008, December 10, 2008, July 8, 2009 and April 23, 2010, and as further amended, supplemented, restated or otherwise modified from time to time, the “Letter of Credit Agreement”);
B.    WHEREAS, in connection with the Letter of Credit Agreement, the Bank has issued the Irrevocable Standby Letter of Credit No. TS- 07004845, dated November 10, 2008 (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Letter of Credit”);
C.    WHEREAS, substantially concurrently with the effectiveness of this Amendment, the Letter of Credit shall be amended in order to replace the definition of the term “End Date” in its entirety, with the following:
“End Date” means August 2, 2027, provided, that the End Date shall be automatically extended without amendment by one year on each anniversary of the Issuance Date, unless at least thirty (30) days prior to any anniversary of the Issuance Date we notify you by overnight courier electing not to consider this Letter of Credit renewed for any such additional period. In no event shall the End Date be extended beyond the earlier of (i) August 2, 2037; and (ii) the term of the Master Franchise Agreement.
D.    WHEREAS, the Obligor and the Bank have agreed to amend certain provisions of the Letter of Credit Agreement in the manner, and subject to the terms and conditions, provided for herein;
NOW, THEREFORE, in consideration of the foregoing, the premises and the agreements, provisions and covenants contained in this Amendment and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Section 1.Defined Terms. Capitalized terms used, but not defined herein, have the meanings assigned to such terms in the Letter of Credit Agreement.
Section 2.Amendments.

Section 1.1.Section 1 (Definitions). Section 1 of the Letter of Credit Agreement is hereby amended by:
(a)deleting the definition of “U.S. Dollar LIBOR” in its entirety.
(b)deleting the definition of “Interest Rate” in its entirety and replacing it with the following:
““Interest Rate” means the Adjusted Term SOFR plus the Applicable Margin.”
(c)adding in the corresponding alphabetical order the following definition of “Adjusted Term SOFR”:
““Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.”
(d)adding in the corresponding alphabetical order the following definition of “Conforming Changes”:
““Conforming Changes” means, with respect to either the use or administration of Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of prepayment, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of this Agreement).”
(e)adding in the corresponding alphabetical order the following definition of “Floor”:
““Floor” means a rate of interest equal to 0%.”
(f)adding in the corresponding alphabetical order the following definition of “SOFR”:
““SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.”
(g)adding in the corresponding alphabetical order the following definition of “SOFR Administrator”:
““SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).”

(h)adding in the corresponding alphabetical order the following definition of “Term SOFR”:
““Term SOFR” means, for any calculation for any period, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.”
(i)adding in the corresponding alphabetical order the following definition of “Term SOFR Adjustment”:
““Term SOFR Adjustment” means a percentage equal to 0.11448% (11.448 basis points) per annum.”
(j)adding in the corresponding alphabetical order the following definition of “Term SOFR Administrator”:
““Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion).”
(k)adding in the corresponding alphabetical order the following definition of “Term SOFR Reference Rate”:
““Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.”
(l)adding in the corresponding alphabetical order the following definition of “U.S. Government Securities Business Day”:
““U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.”
Section 1.2.Section 3 (Reimbursement and Fees; Additional Reimbursement Security). Section 3 of the Letter of Credit Agreement is hereby amended by adding the following paragraph at the end of clause (a) thereof:
“In connection with the use or administration of Term SOFR, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Related Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Related Document. The Bank will promptly notify the Obligor of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.”
Section 1.3.Section 6 (Increased Costs; Break Funding Payments). Section 6 of the Letter of Credit Agreement is hereby amended by replacing clause (b) thereof in its entirety as follows:
“(b) In the event the Obligor makes any payment required pursuant to Section 3(a) other than on the last day of a Reference Period, then, in any such event, the Obligor shall compensate the Bank for any loss, cost and expense attributable thereto.”
Section 3.Effectiveness. This Amendment shall become effective on the date (in any event no later than July 20, 2022) on which each of the following conditions precedent shall have been satisfied (the day on which all such conditions are satisfied, the “Fifth Amendment Effective Date”):
Section 1.1.Executed Amendment. The Bank shall have received counterparts of this Amendment, satisfactory in form and substance to the Bank and the Obligor, duly executed and delivered by each of the parties hereto.
Section 1.2.Master Franchise Agreement. (i) The Bank shall have received a true, correct and complete copy of the Master Franchise Agreement as in effect on the Fifth Amendment Effective Date, duly executed and delivered by each of the parties thereto, and the Master Franchise Agreement shall be in full force and effect; (ii) no provision of the Master Franchise Agreement has been amended, supplemented or modified in any respect, except to the extent that such amendment was permitted under the Letter of Credit, and (iii) no default, event of default, breach (including, but not limited to, a “Material Breach” (as such term is defined in the Master Franchise Agreement)) or any event that with notice, lapse of time or both would result in a breach or similar event, has occurred and is continuing under the Master Franchise Agreement.
Section 1.3.No Default; Representations and Warranties. On and as of the Fifth Amendment Effective Date, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
Section 1.4.Approvals. On the Fifth Amendment Effective Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the transactions contemplated hereby shall have been obtained and remain in full force and effect.
Section 1.5.No Material Adverse Effect. Since December 31, 2021, no Material Adverse Effect shall have occurred.

Section 1.6.Consent Letter. The Bank shall have received a letter, in form and substance reasonably satisfactory to the Bank, from the Process Agent for the Obligor indicating its consent to its appointment by the Obligor as its agent to receive service of process as specified in Section 31 of the Letter of Credit Agreement and agreeing to act as such Process Agent and to forward all process received by it as such Process Agent to the Obligor for a term ending one year beyond the Expiration Date, subject only to the Process Agent’s receipt of its annual fees for such appointment for each year beyond the first year following the Fifth Amendment Effective Date.
Section 1.7.Payment of Outstanding Obligations. On the Fifth Amendment Effective Date, the Obligor shall have paid to the Bank all costs, fees (including, without limitation, all Fees) and expenses (including, without limitation, reasonable and documented legal fees and expenses) and other compensation contemplated herein and in the Fee Letter, to the extent then due and payable.
Section 4.Representations. The Obligor hereby represents and warrants to the Bank, as of the date hereof and as of the Fifth Amendment Effective Date, as follows:
Section 1.1.Power and Authority. The Obligor has the company or partnership power and authority to execute, deliver and perform the terms and provisions of this Amendment and has taken all necessary company or partnership action to authorize the execution, delivery and performance by it of this Amendment. The Obligor has duly executed and delivered this Amendment, and this Amendment constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
Section 1.2.No Violation. Neither the execution, delivery or performance by the Obligor of this Amendment, nor compliance by it with the terms and provisions thereof, (i) will violate any applicable Law or any order, writ, injunction or decree of any Governmental Authority, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which the Obligor is a party or by which it or any of its property or assets is bound or to which it may be subject, except for such conflicts, breaches or defaults as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) will result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of the property or assets of the Obligor pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which the Obligor is a party or by which it or any of its property or assets is bound or to which it may be subject or (iv) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of the Obligor.

Section 1.3.Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Fifth Amendment Effective Date and which remain in full force and effect on the Fifth Amendment Effective Date), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, the Obligor to authorize, or is required to be obtained or made by, or on behalf of, the Obligor in connection with, (i) the execution, delivery and performance of this Amendment or (ii) the legality, validity, binding effect or enforceability of this Amendment, except orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations and exceptions the failure to obtain of which would not reasonably be expected to give rise to a Material Adverse Effect.
Section 1.4.Master Franchise Agreement. No default, event of default, breach (including, but not limited to, a “Material Breach” (as such term is defined in the Master Franchise Agreement)) or any event that with notice, lapse of time or both would result in a breach or similar event, has occurred and is continuing under the Master Franchise Agreement.
Section 5.Effect on the Letter of Credit Agreement. Except as expressly set forth herein, the Bank agrees to no amendment and grants no waiver or consent with respect to the Letter of Credit Agreement or any other Related Document, and the Letter of Credit Agreement and the other Related Documents remain in full force and effect and are hereby ratified and confirmed. The Bank’s agreeing to the amendments contained herein do not and shall not create (nor shall the Obligor rely upon the existence of or claim or assert that there exists) any obligation of the Bank to consider or to agree to any further amendments or waivers to any Related Document. In the event that the Bank subsequently agrees to consider any further amendment or waiver to any Related Document, neither the amendments and waivers contained herein nor any other conduct of the Bank shall be of any force or effect on the Bank’s consideration or decision with respect to any such amendment or waiver, and the Bank shall have no further obligation whatsoever to consider or to agree to any such amendment or waiver. The Bank expressly reserves the right to require strict compliance with the terms of the Letter of Credit Agreement as it has been amended by this Amendment in all respects. The amendments agreed to herein shall not constitute a course of dealing at variance with the Letter of Credit Agreement so as to require further notice by the Bank to require strict compliance with the terms of the Letter of Credit Agreement and the other Related Documents in the future. The parties hereto acknowledge and agree that this Amendment shall be deemed to be a Related Document.
Section 6.Rule of Construction. From and after the Fifth Amendment Effective Date, the terms “Agreement,” “this Agreement,” “herein,” “hereinafter,” “hereto,” “hereof” and words of similar import, as used in the Letter of Credit Agreement, shall, unless the context otherwise requires, refer to the Letter of Credit Agreement, as amended by this Amendment.
Section 7.Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 8.Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the law of the State of New York.

Section 9.Jurisdiction; Venue; Waiver of Jury Trial;.
Section 1.1.Each of the Obligor and the Bank submits for itself and its property in any legal action or proceeding relating to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and to the courts of its own corporate domicile, with respect to actions brought against it as a defendant, and appellate courts from any thereof and expressly and irrevocably waives its right to any other jurisdiction that may apply by virtue of its present or future domicile or by any other reason; consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of process in any legal action or proceeding arising out of or in connection with this Amendment may be made upon any party hereto by mailing a copy of the summons to such party either at the address set forth herein or at such party’s last address appearing in the Bank’s records.
Section 1.2.EACH OF THE OBLIGOR AND THE BANK HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (i) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) (ii) THE RIGHT TO INTERPOSE ANY CLAIM, SETOFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.Counterparts. This Amendment may be executed in several counterparts and by each party hereto on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Amendment by e-mail in portable document format (.pdf) or facsimile (with acknowledgment of receipt) or other electronic transmission of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment and the words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.Amendments; Waivers. None of the terms or provisions of this Amendment may be waived, amended, supplemented or otherwise modified, except by a written instrument executed by the Obligor and the Bank.
Section 12.Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
Section 13.Notices. All notices under this Amendment shall be given in accordance with Section 17 of the Letter of Credit Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ARCOS DORADOS B.V.,
By:	/s/ Marcelo Rabach
By: Arcos Dorados Holdings Inc.
Title: Managing Director A
Name: Marcelo Rabach–Director

By:	/s/ Dignata Irene van der Pol
By: Dignata Irene van der Pol
Title: Managing Director B

[Signature Page to Fifth Amendment to Letter of Credit Reimbursement Agreement]

ARCOS DORADOS B.V.,
By:	/s/ Martin Cameo
Name: Martin Cameo
Title: Authorized Signatory

By:	/s/ Michael Jakob
Name: Michael Jakob
Title: Authorized Signatory

[Signature Page to Fifth Amendment to Letter of Credit Reimbursement Agreement]